Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-205942 on Form S-8 relating to the consolidated financial statements of NantKwest, Inc., for each year in the three year period ended December 31, 2015, included in the Annual Report on Form 10-K of NantKwest, Inc. for the year ended December 31, 2015.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 30, 2016